UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  September 30, 2011

  MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24487 (Commission File Number)	77-0322161 (IRS Employer Identification No.)

955 East Arques Avenue
Sunnyvale, CA  94085
(Address of Principal Executive Offices, including zip code)

(408) 530-5000
(Registrant's telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2011, MIPS Technologies, Inc. (the “Company”) entered into a Transition Agreement (“Transition Agreement”) with Arthur Swift, the Company’s Vice President of Marketing and Business Development, regarding the terms and conditions of Mr. Swift’s departure from the Company.  Pursuant to the Transition Agreement, Mr. Swift’s last day of employment with the Company was September 30, 2011 (“Separation Date”).

Under the terms of the Transition Agreement, Mr. Swift is entitled to receive a lump sum payment sufficient to cover 12 months of COBRA premiums to continue coverage under existing health benefit plans.  In addition, Mr. Swift will be eligible for a bonus for fiscal year 2012 based on the total time period of fiscal year 2012 that Mr. Swift continued to be employed with or provide consulting services to the Company, and using a target percentage of forty percent (40%) of base salary.  The Transition Agreement also includes a release of claims against the Company.

On September 30, 2011, the Company and Mr. Swift also entered into a consulting agreement (“Consulting Agreement”).  Pursuant to the Consulting Agreement, Mr. Swift will provide consulting services to the Company for a maximum period of 12 months from the Separation Date.  Mr. Swift will be paid $23,334 per month for his consulting services, plus reimbursement of expenses.  In addition, the stock options and restricted stock units previously granted to Mr. Swift will continue to vest (in accordance with their terms) as long as Mr. Swift continues to provide service to the Company under the Consulting Agreement.

In connection with Mr. Swift's departure, the Company has named Gideon Intrater as the interim Vice President of Marketing and Business Development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIPS TECHNOLOGIES, INC. (Registrant)

Date: October 3, 2011	By:	/s/ GAIL SHULMAN
Name: Gail Shulman
Title: Vice President, General Counsel & Secretary